EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Aurora Cannabis Inc.

We consent to the use of our report dated June 19, 2024, on the consolidated financial statements of Aurora Cannabis Inc. (“the Company”), which comprise the consolidated statements of financial position as of March 31, 2024 and 2023, the related consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the year ended March 31, 2024 and the nine months ended March 31, 2023, and the related notes, and our report dated June 19, 2024 on the effectiveness of internal control over financial reporting as of March 31, 2024, which are incorporated by reference in the registration statement on Form S-8 of the Company.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

September 20, 2024